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                                                                   EXHIBIT 99(a)

                         [MID OCEAN LIMITED LETTERHEAD]

FOR IMMEDIATE RELEASE

CONTACT:            John M. Wadson             Andrew R. Baer/Tracey T. Stearns
                    Mid Ocean Limited          Kekst and Company
                    (441) 292-1358             (212) 593-2655



                MID OCEAN LIMITED ADOPTS SHAREHOLDER RIGHTS PLAN

                  Hamilton, Bermuda, September 12, 1996 -- Mid Ocean Limited (NYSE: MOC) announced today that its Board of Directors adopted a Shareholder Rights Plan designed to enhance the Board's ability to protect shareholders against, among other things, unsolicited attempts to acquire control of Mid Ocean that do not offer an adequate price to all shareholders or are otherwise not in the best interests of Mid Ocean and its shareholders. The Plan has been designed to exempt the existing holdings of EXEL Limited, a 29.8% shareholder of Mid Ocean, as described below.
                  Under the Plan each holder of ordinary shares at the close of business on October 1, 1996 will receive a distribution of one right for each Class A Ordinary Share held. Each right entitles the holder to purchase from Mid Ocean one Class A Ordinary Share at an initial purchase price of $140. The rights will become exercisable and will detach from the Class A Ordinary Shares a specified period of time after any person has become the beneficial owner of 20% or more of Mid Ocean's Common Shares or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 20% or more of the

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Common Shares. Persons (such as EXEL) owning 20% or more of the Common Shares of
Mid Ocean on the date the Plan was adopted, and certain transferees of such persons, would not cause the rights to become exercisable, subject to certain limitations on such persons' ability to acquire additional Common Shares.

                  If any person becomes the beneficial owner of 20% or more of Mid Ocean's Common Shares (other than persons referred to in the previous sentence), each right will entitle the holder, other than the acquiring person, to purchase for the then applicable purchase price Mid Ocean Common Shares having a value of twice the purchase price.

                  If, following an acquisition of 20% or more of Mid Ocean's Common Shares, Mid Ocean is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the then applicable purchase price common stock of the other party to such transaction having a value of twice the purchase price.

                  At any time after a person has acquired 20% or more (but before any person has acquired more than 50%) of the Company's Common Shares, Mid Ocean may exchange all or part of the rights for shares of Common Shares at an exchange ratio of one Class A Ordinary Share, less the par value of the Class A Ordinary Shares, per right.

                  Mid Ocean may redeem the rights at a price of $.01 per right at any time prior to a specified period of time after a person has become the beneficial owner of 20% or more of its Common Shares. The rights will expire on October 1, 2006, unless earlier exchanged or redeemed.

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                  Details of the Plan are outlined in materials that will be mailed to all shareholders of Mid Ocean.

                  Michael Butt, President of Mid Ocean, said: "The rights are intended to enable all Mid Ocean shareholders to realize the long-term value of their investment in Mid Ocean. They will not prevent a takeover of Mid Ocean. However, the rights plan should encourage anyone seeking to acquire Mid Ocean to negotiate with the Board prior to attempting a takeover."

                  Mid Ocean Limited, through its wholly owned subsidiary, Mid Ocean Reinsurance Company, Ltd., is a leading reinsurer, providing property catastrophe, property risk excess of loss, property pro rata, marine, energy, aviation, satellite, and other reinsurance to insurers on a worldwide basis. It is majority shareholder in the Brockbank Group and has provided corporate capital to Lloyd's syndicates managed by Brockbank's managing agency.

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